                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

         EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                Year Ended December 31,
                                             --------------------------------------------------------
                                                 2001       2000        1999         1998        1997
                                                 ----       ----        ----         ----        ----
Pretax income (loss)                         $ 13,002  ($ 46,462)   $231,447     $209,563    $322,563
Minority interest in subsidiaries
  having fixed charges (*)                     31,917     24,491      44,790       45,120      45,098
Less undistributed equity in
  losses of investees                          25,462    142,230      32,156       17,997      10,363
Fixed charges:
  Interest expense                             60,605     67,471      65,858       73,868      88,402
  Debt discount (premium) and expense             599        318        (449)        (631)       (701)
  One-third of rentals                         16,900     13,963      12,226       11,883      10,152
                                             --------   --------    --------     --------    --------

      EARNINGS                               $148,485   $202,011    $386,028     $357,800    $475,877
                                             ========   ========    ========     ========    ========


Fixed charges:
  Interest expense                           $ 60,605   $ 67,471    $ 65,858     $ 73,868    $ 88,402
  Debt discount (premium) and expense             599        318        (449)        (631)       (701)
  One-third of rentals                         16,900     13,963      12,226       11,883      10,152
  Accrued distribution of subsidiary
    trust preferred subsidiaries               17,038     18,399      18,575       19,031      15,499
                                             --------   --------    --------     --------    --------

      FIXED CHARGES                          $ 95,142   $100,151    $ 96,210     $104,151    $113,352
                                             ========   ========    ========     ========    ========

Fixed charges and preferred dividends:
  Fixed charges - per above                  $ 95,142   $100,151    $ 96,210     $104,151    $113,352
  Preferred dividends                           7,615      7,961       8,991        9,403      21,967
                                             --------   --------    --------     --------    --------

      FIXED CHARGES AND PREFERRED
        DIVIDENDS                            $102,757   $108,112    $105,201     $113,554    $135,319
                                             ========   ========    ========     ========    ========


Ratio of Earnings to Fixed Charges               1.56       2.02        4.01         3.44        4.20
                                                 ====       ====        ====         ====        ====

Earnings in Excess of Fixed Charges          $ 53,343   $101,860    $289,818     $253,649    $362,525
                                             ========   ========    ========     ========    ========

Ratio of Earnings to Fixed Charges
  and Preferred Dividends                        1.45       1.87        3.67         3.15        3.52
                                                 ====       ====        ====         ====        ====

Earnings in Excess of Fixed Charges
  and Preferred Dividends                    $ 45,728   $ 93,899    $280,827     $244,246    $340,558
                                             ========   ========    ========     ========    ========


(*) Amounts include accrued distributions on trust preferred securities.


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